Exhibit 10.29

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This SEPARATION AGREEMENT (this “Agreement”) is executed by J. Brent Meyer (“Employee”) and the Company as of the dates set forth below. Reference is made to the Employment Agreement, dated as of November 30, 2017, between John B. Sanfilippo & Son, Inc. (the “Company”) and Employee (the “Employment Agreement”) and all capitalized terms used in this Agreement and not otherwise defined herein are as defined in the Employment Agreement.

In consideration of the mutual promises, covenants and agreements in this Agreement, which Employee agrees constitute good and valuable consideration, Employee stipulates and agrees as follows:

1.

Resignation from Offices and Directorships. Effective as of December 10th, 2019 (the “Date of Termination”), Employee resigned from his position as Senior Vice President of the Company, as well as from all director, officer or other positions he held with or on behalf of the Company. Employee represents that as of the date hereof, he has signed all appropriate agreed upon documentation prepared by the Company to facilitate these resignations.

2.

Employment Status/Separation. Employee’s employment with the Company ceased effective as of the Date of Termination. Further, except as otherwise provided in the Employment Agreement and/or this Agreement, neither Employee nor the Company shall have any further rights, obligations or duties under any other agreement or arrangement, relating to severance payments and benefits due to Employee, as of the date of this Agreement.

3.	Waiver and Release.

(a)

In exchange for receiving the compensation and benefits described in Section 4 of the Employment Agreement, or otherwise pursuant to the Omnibus Plan or the SVA Plan, Employee does for himself and his heirs, executors, administrators, successors and assigns, hereby release, acquit, and forever discharge and hold harmless the Company and each of its divisions, subsidiaries and affiliated companies, and their respective successors, assigns, officers, directors, stockholders, employees, benefit and retirement plans (as well as trustees and administrators thereof) and agents, past and present (the “Released Parties”), of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which Employee has, had or could have asserted, known or unknown (the “Claims”), at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, including, without limitation, any and all claims for any additional severance pay, vacation pay, bonus or other compensation, including, but not limited to, under the Employment Agreement any other applicable severance plan or agreement; any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any and all claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Florida Civil Rights Act; or under any other state, federal, local or common law, with respect to any event, matter, claim, damage or injury arising out of his employment relationship with the Company and/or the separation of such employment relationship, from the beginning of the world to the date of Employee’s execution of this Agreement.

(b)

Employee understands that nothing contained in this Agreement limits his ability to communicate with, or file a complaint or charge with, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), the Department of Justice (“DOJ”) or any other federal, state or local governmental agency or commission (collectively, “Governmental Agencies”), or otherwise participate in any investigation or proceeding that may be conducted by Governmental Agencies, including providing documents or other information without notice to the Company; provided, however, that Employee shall not disclose information that is protected by the attorney client privilege, except as expressly required by law. In the event any claim or suit is filed on Employee’s behalf against any of the Released Parties by any person or entity, including, but not limited to, by any Governmental Agency, Employee waives any and all rights to recover monetary damages or injunctive relief in his favor; provided, however, that this Agreement does not limit Employee’s right to receive an award from the SEC or DOJ for information provided to the SEC or DOJ.

4.

Exceptions to Release. Employee does not waive or release (a) any claims under applicable workers’ compensation or unemployment laws; (b) any rights which cannot be waived as a matter of law; (c) the rights to enforce the terms of this Agreement; (d) any claim for indemnification Employee may have under applicable laws, under the applicable constituent documents (including bylaws and certificates of incorporation) of the Company, under any applicable insurance policy of the Company may maintain, or any under any other agreement he may have with the Company, with respect to any liability, costs or expenses Employee incurs or has incurred as an officer or employee of the Company; (e) any claim to his vested account balance under the Company’s 401(k) plan or health and welfare plans in accordance with the terms thereof through the Date of Termination, (f) any claim with respect to vested equity awards, of which there are none, (g) any claim related to the Asset Purchase Agreement dated November 30, 2017 by and among the Company, Employee and certain other parties named therein, or (g) any claim that arises after the date this Agreement is executed.

5.

Restrictive Covenants. Employee acknowledges that in the course of his employment with the Company, Employee has acquired “Proprietary Information” (as defined in the Employment Agreement) and that such information has been disclosed to Employee in confidence and for the Company’s use only. Employee acknowledges and agrees that, on and after the Date of Termination, Employee shall continue to be bound by the provisions of Section 5 of the Employment Agreement. Notwithstanding the foregoing, nothing in this this Agreement or any other agreement between Employee and the Company shall prevent any response or disclosure by Employee compelled by legal process or required by applicable law, or any bona fide exercise by Employee of any stockholder rights that may not be waived under applicable law that he may otherwise have.

6.	Duties of Employee.

(a)

Employee declares and represents that he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against the Company or any of its subsidiaries or affiliates or other Released Party, arising out of or relating to events occurring prior to and through the date of this Agreement, with any federal, state or local governmental agency or court with respect to any matter covered by this Agreement, and Employee has no knowledge of any fact or circumstance that he would reasonably expect could result in any such claim against the Company in respect of any of the foregoing. Except as provided in Section 3(b) or 4(b) of this Agreement, and subject to the provisions thereof, Employee agrees herein not to bring suit against the Company for events occurring prior to the date of this Agreement and not to seek damages from the Company by filing a claim or charge with any state or governmental agency.

7.	Non-Disparagement.

a.

Employee agrees not to make negative comments or otherwise disparage the Company or its respective officers, directors, employees or stockholders in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation. Employee shall not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting the Company, or in pursuit of a claim or other action against the Company, except as required by law. Notwithstanding the foregoing, nothing contained in this Section 8 shall prohibit Employee from (a) disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (b) exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

8.	Miscellaneous.

(a)

Denial of Wrongdoing. Employee understands and agrees that this Agreement shall not be considered an admission of liability or wrongdoing by any Released Parties, and that the Released Parties deny any liability, and nothing in this Agreement can or shall be used, by or against any party with respect to claims, defenses or issues in any litigation or proceeding, except to enforce the Agreement itself. The Company denies committing any wrongdoing or violating any legal duty with respect to Employee’s employment or the termination of his employment.

(b)

Entire Agreement. The parties further declare and represent that no promise, inducement, or agreement not herein expressed or referred to has been made to the other party. Except as otherwise specifically provided in this Agreement, this instrument, together with the Employment Agreement, constitutes the entire agreement between Employee and the Company and supersedes all prior agreements and understandings, written or oral, with respect to the subject matter hereof. This Agreement may not be changed unless the change is in writing and signed by Employee and an authorized representative of the Company. Parole evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which together constitute one and the same agreement, whether delivered in person, by mail, by e-mail or by facsimile.

(c)	Severability; Successors and Assigns; Notice. The provisions of Section 7 of the Employment Agreement are incorporated by reference herein and made a part of this Agreement.

(d)

Governing Law; Dispute Resolution; Injunctive Relief. The provisions of Section 7(e) of the Employment Agreement are incorporated by reference herein and made a part of this Agreement. Notwithstanding the foregoing, in the event of a breach or threatened breach of any provision of this Agreement, Employee agrees that the Company shall be entitled to seek injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and damages would be inadequate and insufficient. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.

9.

Acceptance; Consideration of Agreement. Employee further acknowledges that he has been provided twenty-one (21) days to consider and accept this Agreement from the date it was first given to him, although he may accept it at any time within those twenty-one (21) days.

10.

Revocation. Employee further acknowledges that he understands that he has seven (7) days after signing the Agreement to revoke it by delivering to the Chief Financial Officer of the Company, a written notification of such revocation within the seven (7)-day period. If Employee does not revoke the Agreement, the Agreement will become effective and irrevocable by him on the eighth day after he signs it (the “Effective Date”). If Employee revokes this Agreement, Employee hereby acknowledges and agrees that this Agreement shall be null and void and of no further force and effect, and his termination of employment shall be treated as a resignation for all purposes.

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WITH MY SIGNATURE HEREUNDER, I, J. BRENT MEYER, ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

I, J. BRENT MEYER, FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY; AND THAT I HAVE BEEN ENCOURAGED BY THE COMPANY TO DO SO.

I, J. BRENT MEYER, ALSO ACKNOWLEDGE THAT (1) I HAVE BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT, (2) I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO THE COMPANY’S CHIEF FINANCIAL OFFICER, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF MY REVOCATION, AND (3) IF I REVOKE THIS AGREEMENT (A) IT SHALL BE NULL AND VOID AND NONE OF THE COMPANY SHALL HAVE ANY OBLIGATIONS TO ME UNDER THIS AGREEMENT, AND (B) THE COMPANY SHALL HAVE NO OBLIGATIONS TO ME OTHER THAN AS IF I HAD RESIGNED VOLUNTARILY FOR PURPOSES OF THE EMPLOYMENT AGREEMENT OR OTHERWISE.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have set their hands and seals and have caused this Agreement to be executed the day and year indicated.

EMPLOYEE	JOHN B. SANFILIPPO & SON, INC.

/s/ J. Brent Meyer	/s/ Julia Pronitcheva
Signature
J. Brent Meyer	Julia Pronitcheva
J. Brent Meyer	Vice President of Human Resources

Date: December 12, 2019	Date: December 12, 2019